Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) dated as of January 3, 2024 is by and between Zura Bio Inc. (a subsidiary of Zura Bio Limited) (the “Company”), and Rob Lisicki (“Executive”).

WHEREAS, the Company desires to enter into this Agreement with Executive pursuant to which Executive will serve as the President and Chief Operating Officer of the Company effective as of the Start Date (as defined below), on the terms set forth in this Agreement, and Executive is willing to serve the Company in such capacity for the period and upon such other terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below:

1.            Term; Effectiveness. (a) The term of Executive’s employment under this Agreement shall commence as of January 8, 2024 (the “Start Date”) and shall continue until terminated pursuant to the provisions of Section 4. The period of time from the Start Date through the termination of this Agreement and Executive’s employment hereunder pursuant to its terms is herein referred to as the “Term.”

2.            Duties and Responsibilities. (a) During the Term, Executive agrees to be employed by and, subject to Section 2(b), devote all of Executive’s business time and attention to the Company and the promotion of its interests and the performance of Executive’s duties and responsibilities hereunder, upon the terms and conditions of this Agreement. Executive shall render Executive’s services with such duties and responsibilities commensurate with Executive’s title and position as directed from time to time by the Company’s Chief Executive Officer and the Company’s board of directors, as determined in the Company’s sole discretion.

(b)          During the Term, Executive shall use Executive’s best efforts to faithfully and diligently serve the Company and shall not act in any capacity that is in conflict with Executive’s duties and responsibilities hereunder; provided, however, that Executive may manage Executive’s personal investments and affairs and participate in non-profit, educational, community or philanthropic activities, in each case to the extent that such activities (individually or in the aggregate) do not materially interfere with the performance of Executive’s duties under this Agreement and are not in conflict with the business interests of the Company, or otherwise compete with the Company. Except as expressly provided in this Section 2(b), during the Term, Executive shall not be permitted to become an employee of, or provide services to, any person other than the Company and its subsidiaries and affiliates, and shall not be permitted to be a member of the board of directors of any organization (other than non-profit, educational or community boards, which do not violate the terms of this Agreement), in any case without the consent of the board of directors.

3.            Compensation and Related Matters.

(a)           Base Salary. During the Term, for all services rendered under this Agreement, Executive shall be paid a base salary (“Base Salary”) at an initial gross annual rate of $440,000, payable in accordance with the Company’s applicable payroll practices.

(b)          Annual Bonus. Executive shall be eligible for an annual performance-based cash bonus in an amount equal to 40% of Executive’s Base Salary subject to the approval of a bonus plan by the board of directors and in accordance with the terms of such approved plan.

(c)           Benefits. During the Term, Executive shall be entitled to participate in the Company’s benefit plans and programs (including life, disability, medical, and dental insurance and participation in the Company’s 401(k) retirement plan) that are in effect for its senior executives from time to time, subject to the terms and conditions of such plans applicable to senior executives of the Company.

(d)          Equity. It will be recommended to the Company’s Board of Directors that the Company grant Executive equity as follows:

(i)            The Company will recommend 1,000,000 Options be granted to Executive with an exercise price to be determined by the most recent closing price of the Company’s common stock. The Options granted hereunder will be subject to both performance-based and time-based vesting conditions, with the time-based vesting commencing only upon satisfaction of the applicable performance-based vesting condition. 600,000 of the Options granted hereunder shall be the "New Hire Options," and the remaining 400,000 of the Options granted hereunder shall be the "Additional Options." None of the New Hire Options or the Additional Options will be considered vested until they have both performance vested and time vested.

(ii)            New Hire Options. The New Hire Options will performance vest upon Executive’s commencement of employment as the President and Chief Operating Officer of the Company (with the date on which such employment commences the "New Hire Option Performance Vesting Date"), and for the avoidance of doubt, if Executive does not commence employment as the President and Chief Operating Officer of the Company, the New Hire Options will not performance vest and therefore will never vest. Commencing as of the New Hire Option Performance Vesting Date, the New Hire Options will time vest (and therefore fully vest) as follows, subject to Executive’s continued employment with the Company through the applicable time vesting date: (i) 25% of the New Hire Options will time vest on the first anniversary of the New Hire Option Performance Vesting Date; and (ii) the remaining 75% of the New Hire Options will time vest in equal monthly installments over the three (3)-year period thereafter, such that 100% of the New Hire Options will be time vested (and therefore fully vested) on the fourth anniversary of the New Hire Option Performance Vesting Date. Notwithstanding anything to the contrary in the foregoing, if the Additional Option Performance Vesting Date (as defined below) does not occur on or before April 1, 2024, then so long as Executive is not terminated for cause as of April 1, 2024, 25% of the New Hire Options will be deemed time vested (and therefore fully vested) effective as of April 1, 2024; and, for the avoidance of doubt, such deemed vesting is in addition to the ordinary course vesting set forth in clause (i) above.

(iii)            Additional Options. The Additional Options will performance vest upon the Board’s determination, in its sole discretion, on or before April 1, 2024, of Executive’s successful performance as President and COO (with the date on which such determination occurs the "Additional Option Performance Vesting Date"). Commencing as of the Additional Option Performance Vesting Date, the Additional Options will time vest (and therefore fully vest) as follows, subject to Executive’s continued employment with the Company through the applicable time vesting date: (i) 25% of the Additional Options will time vest on the first anniversary of the Additional Option Performance Vesting Date; and (ii) the remaining 75% of the Additional Options will time vest in equal monthly installments over the three (3)-year period thereafter, such that 100% of the Additional Options will be time vested (and therefore fully vested) on the fourth anniversary of the Additional Option Performance Vesting Date. If the Additional Option Performance Vesting Date does not occur on or before April 1, 2024 (the "Outside Date"), then all of the Additional Options will be forfeited as of the Outside Date.

(e)           Business Expense Reimbursements; Fringe Benefits. During the Term, the Company shall promptly reimburse Executive for Executive’s reasonable and necessary business expenses incurred in connection with performing Executive’s duties hereunder in accordance with its then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred).

(f)            Paid Time Off.     During the Term, Executive shall be entitled to paid time off consistent with Company policy and standard Company practice, to be taken at such times and intervals as Executive shall determine, subject to the reasonable business needs of the Company.

(g)            Indemnification. Executive will be indemnified in any actions or proceedings commenced against Executive in Executive’s capacity as an officer or director of the Company, in each case, in accordance with Company policies.

4.            Termination of Employment.

(a)           Executive’s employment hereunder is at will and may be terminated at any time, with or without cause, for any reason or no reason whatsoever by the Company upon no less than ninety (90) calendar days’ written notice, or by Executive upon no less than ninety (90) calendar days’ written notice, unless a lesser time is mutually agreed upon by both parties.

(b)          In the event of (i) a Company initiated termination, and in the Company’s sole discretion, the Company may relieve Executive of their work duties, including removing access to Company servers and systems if Executive’s services are no longer needed. Regardless of whether the Company relieves Executive of his duties early, the Company will continue to pay Executive his base salary through the Termination Date; or (ii) an Executive initiated termination, and in the Company’s sole discretion, the Company may accelerate the notice period and Executive’s Termination Date and remuneration will be owed to Executive through the Termination Date only.

(c)           Except as otherwise set forth in this Section 4, following any termination of Executive’s employment, notwithstanding any provision to the contrary in this Agreement, the obligations of the Company to pay or provide Executive with compensation and benefits under Section 3 shall cease, and the Company shall have no further obligations to provide compensation or benefits to Executive hereunder except (i) for payment of any accrued but unpaid Base Salary and for payment of any unreimbursed expenses under Section 3(c) in each case accrued or incurred through the date of termination of employment, (ii) as explicitly set forth in any other benefit plans, programs or arrangements applicable to terminated employees in which Executive participates, other than severance plans or policies, and (iii) as otherwise expressly required by applicable law.

5.            Return of Property. Upon Executive’s termination or the Company or its affiliate’s request at any time, Executive shall return to the Company and/or its affiliates all Confidential Information (as defined below) and all property belonging to the Company or such affiliates or any of their respective predecessors, successors or permitted assigns, and Executive agrees not to retain any copies of such property in any format whatsoever, including electronic format.

6.            Confidentiality Obligations.  Executive hereby covenants and agrees that Executive will not, at any time, without the prior written consent of the Company, directly or indirectly, communicate, reveal or disclose, or use Confidential Information for any purpose other than in carrying out Executive’s duties under the Employment Agreement in furtherance of the business interests of the Company. “Confidential Information” means any and all confidential, proprietary or trade secret information, whether disclosed, directly or indirectly, verbally, in writing or by any other means in tangible or intangible form, including that which is conceived or developed by Executive, applicable to or in any way related to: (i) the present or future business and assets of the Company and its affiliates; (ii) the research and development of the Company and its affiliates; or (iii) the business of any client, customer, supplier, vendor or other business relation of the Company and its affiliates. Such Confidential Information includes the following property or information of the Company and its affiliates, by way of example and without limitation, all processes, trade secrets, computer programs, technical data, information concerning pricing and pricing policies, business plans, financial statements, capital spending budgets and plans, financial projections and budgets, profit margins marketing techniques, suppliers, methods and manner of operations, information relating to the identity and location of customers, unless such Confidential Information has been previously disclosed to the public generally or is in the public domain, in each case, other than by reason of my breach of this Section 6. This provision does not restrict the disclosure of Confidential Information to the extent it is required by law; however, Executive agrees to promptly notify the Company of any disclosure required by law so that the Company or any applicable affiliate may seek restrictions of the disclosure, including a sealing order. Executive understands that Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7.            Nondisclosure and Development. The Company has extended this offer to Executive based upon Executive’s general knowledge, background, experience and skills and abilities and not because of Executive’s knowledge of any previous employer’s trade secrets or other confidential information.  As a condition of Executive’s continued employment at the Company, to the extent Executive has not already done so, Executive will be required to sign the Company’s standard At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement in which Executive agrees to, among other things, not disclose to the Company or use in Executive’s employment with the Company any confidential or proprietary information or trade secrets of any current or prior employer.  In this regard, Executive should be extremely careful not to bring to the Company any documents or other materials in tangible form belonging to or acquired from any current or prior employer.

8.            Proprietary Rights. Executive recognizes the proprietary rights of the Company and its affiliates in the tangible and intangible property of the Company and acknowledge that Executive has not obtained or acquired and will not obtain or acquire any right, title or interest, in any of the property of the Company, any of its affiliates or any of their respective predecessors, successors, affiliates or related companies. Executive agrees that, during Executive’s employment with the Company and any time thereafter, all such property will be the sole and exclusive property of the Company and its affiliates. Executive hereby irrevocably waives, to the greatest extent permitted by law, for the benefit of and in favor of the Company and its affiliates, all of Executive’s moral rights whatsoever in such property, including any right to the integrity of such property, any right to be associated with such property and any right to restrict or prevent the modification or use of such property in any way whatsoever. Executive irrevocably transfers to the Company and/or applicable affiliate all rights to restrict any violations of moral rights in any of such property, including any distortion or other modification.

9.            Non-Competition. Executive agrees that during Executive’s employment and for 12 months after termination of Executive’s employment, Executive will not directly or indirectly, on behalf of himself or in conjunction with any other person or entity work in the Restricted Territory for any person or entity that provides Competing Products, in any role: (i) that is similar to any position the Executive held with the Company during the 24 months preceding the termination of Executive’s employment, (ii) that is executive, leadership, managerial, or strategic in nature, or (iii) that may cause Executive to inevitably rely upon or disclose the Company’s Confidential Information. As used in this Section 9, “Competing Products” means products or services sold by the Company, or any prospective product or service the Company took steps to develop and for which Executive had any responsibility during the 24 months preceding the termination of Executive’s employment. “Restricted Territory” means the geographic territory over which Executive had responsibility during Executive’s employment.

10.          Non-Solicitation. Executive agrees that during Executive’s employment and for 12 months after termination of Executive’s employment, Executive will not directly or indirectly, on behalf of Executive or in conjunction with any other person or entity:

(a)          solicit or accept business from any customer or prospective customer of the Company with whom Executive had contact with during his employment or about whom Executive had any Confidential Information, if the products or services that customer intends to purchase are similar to products and services offered by the Company; and

(b)          solicit or hire any employee or independent contractor of the Company to work for Executive or Executive’s new employer if that employee or independent contractor: (i) works for the Company or worked for the Company during the 12 months preceding termination of Executive’s employment, and (ii) is someone with whom Executive had contact during the last 24 months of Executive’s employment or about whom Executive had any Confidential Information. For the purposes of this section, “solicit” means: (x) any comments, conduct or activity that would influence a customer’s decision to continue doing business with the Company, regardless of who initiates contact; and (y) any comments, conduct or activity that would influence an employee’s or independent contractor’s decision to resign employment or engagement with the Company or accept employment or engagement with the Executive’s new company, regardless of who initiates contact.

11.          Non-Disparagement. Executive agrees that Executive will not make any statement, orally or in writing, that could (a) disparage the Company or any principals, officers, executives, directors, partners, managers, members, employees, representatives, agents, or investors of the Company, or which foreseeably could harm the reputation or goodwill of any of those persons or entities, or (b) knowingly cause or encourage or condone the making of such statements or the taking of such actions by anyone else. Nothing herein shall be deemed to preclude Executive from testifying truthfully under oath if Executive is required or compelled by law to testify in any judicial action or before any government authority or agency or from making any other legally-required truthful statements or disclosures.

12.          Cooperation. Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against the Company, its subsidiaries and affiliates, which relates to events occurring during Executive’s employment with the Company, its subsidiaries and affiliates as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial); provided that with respect to such cooperation occurring following termination of employment, the Company shall reimburse Executive for expenses reasonably incurred in connection therewith; provided, further, that any such cooperation occurring after the termination of Executive’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs.

13.          Withholding; Taxes. The Company may deduct and withhold from any amounts payable under this Agreement such federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.

14.          Section 409.

(a)          For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A. Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Executive in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Subsidiaries or Affiliates shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(b)          Notwithstanding anything in this Agreement to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and Executive is not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s “separation from service” (as defined in Section 409A) or, if earlier, Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment.

(c)          For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. To the extent that any reimbursements pursuant to this Agreement are taxable to Executive, any such reimbursement payment due to Executive shall be paid to Executive as promptly as practicable consistent with Company practice following Executive’s appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.

15.          Assignment. Executive agrees that Executive shall not assign this Agreement to any third-party. The Company may assign its rights under this Agreement without any such further consent from Executive to any successor in interest to the Company, in which event all references to the “Company” shall be deemed to mean the assignee or a designated affiliate of the assignee.

16.          Governing Law; No Construction Against Drafter. This Agreement shall be deemed to be made in the State of Nevada, and the validity, interpretation, construction, and performance of this Agreement in all respects shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of law. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

17.          Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, the parties hereby waive, and covenant that neither the Company nor Executive will assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect to any claim, cause of action or suit (in contract, tort or otherwise) arising out of or based upon this Employment Agreement.

18.          Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

19.          Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Executive and the Company, relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein. This Section shall not be used to limit or restrict the rights or remedies, whether express or implied, of any post-employment obligations or confidentiality policies of the Company or any of its affiliates, to the extent applicable to Executive.

20.          Survival. The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

21.          Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):

If to the Company:	Zura Bio Limited
1489 W. Warm Springs Rd., Suite 110
Henderson, NV 89014
Attention: Legal
E-mail: notices@zurabio.com

If to Executive:	At the last known address in the Company’s personnel records

Notices delivered by facsimile shall have the same legal effect as if such notice had been delivered in person.

22.          Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

23.          Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

ZURA BIO INC.

By:	/s/ Someit Sidhu
Name:	Someit Sidhu
Title:	Chief Executive Officer

ZURA BIO LIMITED

By:	/s/ Someit Sidhu
Name:	Someit Sidhu
Title:	Chief Executive Officer

EXECUTIVE

/s/ Rob Lisicki
Rob Lisicki

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